UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 3, 2008

B. F. SAUL REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-7184	52-6053341
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7501 Wisconsin Avenue, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

(301) 986-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 4, 2008, Capital One Financial Corporation (“Capital One”), B.F. Saul Real Estate Investment Trust (the “Company”), Derwood Investment Corporation (“Derwood”) and the B.F. Saul Company Employees’ Profit Sharing and Retirement Trust (the “Trust” and, together with the Company and Derwood, the “Shareholders”) announced they had signed a Stock Purchase Agreement, dated as of December 3, 2008 (the “Purchase Agreement”), pursuant to which the Shareholders agreed to sell all of the outstanding shares (the “Shares”) of common stock of Chevy Chase Bank, F.S.B. (the “Bank”) to Capital One, less certain excluded assets. The excluded assets will be distributed (the “Excluded Assets Distribution”) to the Shareholders on or prior to the closing of the transactions contemplated by the Purchase Agreement (the “Closing”). In addition, on or prior to Closing, the Company intends to call for redemption its 7 1/2% Series B Senior Secured Notes due 2014 (the “Notes”), in accordance with their terms and the terms of the Indenture, dated February 25, 2004, by and between the Company and Wells Fargo, N.A. pursuant to which the Notes were issued.

In consideration for the Shares, Capital One has agreed to pay to the Shareholders $445 million in cash and issue to them an aggregate of approximately 2.56 million shares of Capital One common stock, valued at $75 million based on the closing price of Capital One common stock as of December 2, 2008. In addition, subject to certain performance contingencies relating to the Bank’s option ARM portfolio, Capital One also agreed to pay additional consideration to the Shareholders.

The Purchase Agreement, which has been approved by the Boards of Directors of Capital One and Derwood, the Board of Trustees of the Company and the Trustees of the Trust, contains customary representations and warranties and indemnification provisions. The Closing and the Excluded Assets Distribution are subject to customary conditions, including obtaining necessary regulatory approvals. The Closing is expected to occur in the first quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B. F. SAUL REAL ESTATE INVESTMENT TRUST

Date: December 9, 2008	By:	/s/ STEPHEN R. HALPIN, JR.
	Name:	Stephen R. Halpin, Jr.
	Title:	Vice President and Chief Financial Officer